Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sonendo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Incentive Award Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,177,373 (2)	$0.18(3)	$571,927.14	$0.0001476	$84.42
Equity	2021 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	635,474 (4)	$0.18(3)	$114,385.32	$0.0001476	$16.88
Total Offering Amounts					$686,312.46		$101.30
Total Fee Offsets							—
Net Fee Due							$101.30

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that become issuable under the Sonendo, Inc. 2021 Incentive Award Plan (“2021 Incentive Plan”) and the Sonendo, Inc. 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock reserved for issuance under the 2021 Incentive Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.18 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the OTC Markets, on March 11, 2024.

(4)	Represents additional shares of Common Stock reserved for issuance under the 2021 ESPP.